Exhibit 24.1

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Christine R. Deister, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments to this Form 10-K, and to file the same, with all exhibits thereto, and other documents in connections therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that all attorney-in-fact and agent, or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

SIGNATURE	TITLE	DATE

/s/ John W. Adams	Chairman of the Board of Directors and Chief Executive Officer (Principal Executive Officer)	April 14, 2003
John W. Adams

/s/ Christine R. Deister	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	April 14, 2003
Christine R. Deister

/s/ Todd G. Cole	Director	April 14, 2003
Todd G. Cole

/s/ Robert G. Coo	Director	April 14, 2003
Robert G. Coo

/s/ Joseph P. Hoar	Director	April 14, 2003
Joseph P. Hoar

/s/ Reno F. Morella	Director	April 14, 2003
Reno F. Morella

/s/ Samson Po’omaihealani	Director	April 14, 2003
Samson Po’omaihealani

/s/ Edward Z. Safady	Director	April 14, 2003
Edward Z. Safady

/s/ Sharon L. Soper	Director	April 14, 2003
Sharon L. Soper

/s/ Thomas J. Trzanowski	Director	April 14, 2003
Thomas J. Trzanowski

/s/ William M. Weisfield	Director	April 14, 2003
William M. Weisfield